Exhibit 23






                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the use of our report date August 21, 1998, on the financial statements of North Star Transport, Inc., as of and for the six months ended June 30, 1998, and the combined financial statements of North Star Transport, Inc. (excluding its 98% owned subsidiary Transmanagement Insurance Agency, LLC), and Transco, Inc., as of and for the year ended December 31, 1997, included in this Form 8-K. It should be noted that we have not audited any financial statements of North Star Transport, Inc., subsequent to June 30, 1998, or performed any audit procedures subsequent to the date of our report.



                                    /S/ LARSON, ALLEN, WEISHAIR & CO., LLP

St. Cloud, Minnesota
August 31, 1998